As Filed With the Securities and Exchange Commission
on December 9, 2003

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CIVITAS BANKGROUP, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-1297760
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4 Corporate Centre
810 Crescent Centre Drive, Suite 320
Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

Civitas BankGroup, Inc. 401(k) Profit Sharing Plan
(Full title of the plan)

Andy LoCascio
4 Corporate Centre
810 Crescent Centre Drive, Suite 320
Franklin, Tennessee 37067
(Name and address of agent for service)

(615) 383-4758
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered (1)(2)	share (3)	price (3)	registration fee

Common Stock	300,000 shares	$6.33	$1,899,000	$154

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act as based on the average of the high and low prices of the Registrant’s common stock as reported on the over-the-counter bulletin board on December 5, 2003.

PART II
SIGNATURES
EXHIBIT INDEX
Ex-5.1 Opinion of Bass, Berry & Sims PLC
Ex-23.1 Consent of Crowe Chizek and Company LLC

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by Civitas BankGroup, Inc., a Tennessee corporation (the “Registrant” or the “Company”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are hereby incorporated by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

2.	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

3.	The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 29, 2003, July 31, 2003, August 4, 2003, August 18, 2003 and October 23, 2003; and

4.	The description of the Registrant’s Common Stock, $.50 par value per share (the “Common Stock”), contained in the Registration Statement on Form 8-A dated September 20, 1999, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

     All documents and reports subsequently filed by the Registrant or the Company’s 401(k) Profit Sharing Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

     Notwithstanding the foregoing, information furnished under Item 9 and 12 of our current Reports on Form 8-K, including the related Exhibits, is not incorporated by reference in this registration statement or the related prospective.

Item 4. Description of Securities.

     Inapplicable.

Item 5. Interests of Named Experts and Counsel.

     Inapplicable.

Item 6. Indemnification of Directors and Officers.

     The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interests, (iii) in all other cases, the director of officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     The Company’s Restated Charter, as amended, provides that the Company shall indemnify against liability, and advance expenses to, any director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule or regulation adopted in lieu thereof. Additionally, Article 12 of the Company’s Restated Charter, as amended, provides that, to the fullest extent permitted by the TBCA, no director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director.

     Directors’ and officers’ liability insurance has also been obtained by the Company, the effect of which is to indemnify the directors and officers of the Company against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

Item 7. Exemption From Registration Claimed.

     Inapplicable.

Item 8. Exhibits.

     See Exhibit Index following Signature pages.

     The Registrant hereby undertakes that, in lieu of an opinion of counsel concerning compliance with the requirements of ERISA and an Internal Revenue Service (“IRS”) determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code (the “Code”), the Registrant has submitted or will submit the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Code.

Item 9. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on this 8th day of December, 2003.

CIVITAS BANKGROUP, INC.

By:	/s/ Richard Herrington Richard Herrington President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Richard Herrington and Andy LoCascio, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Herrington Richard Herrington	President and Chief Executive Officer (Principal Executive Officer)	December 8, 2003

/s/ Andy LoCascio Andy LoCascio	Chief Financial Officer (Principal Financial and Accounting Officer)	December 8, 2003

/s/ John Wilder John Wilder	Chairman	December 8, 2003

/s/ Joel Porter Joel Porter	Director	December 8, 2003

/s/ Danny Herron Danny Herron	Director	December 8, 2003

/s/ Tom E. Paschal Tom E. Paschal	Director	December 8, 2003

/s/ Tom Price Tom Price	Director	December 8, 2003

/s/ Ronald Gibson Ronald Gibson	Director	December 8, 2003

/s/ Frank Inman, Jr. Frank Inman, Jr.	Director	December 8, 2003

/s/ Alex Richmond Alex Richmond	Director	December 8, 2003

/s/ John S. Shepherd John S. Shepherd	Director	December 8, 2003

/s/ James Rout James Rout	Director	December 8, 2003

/s/ C.M. Gatton C.M. Gatton	Director	December 8, 2003

/s/ Paul Pratt, Sr. Paul Pratt, Sr.	Director	December 8, 2003

/s/ R. Todd Vanderpool R. Todd Vanderpool	Director	December 8, 2003

/s/ William Wallace William Wallace	Director	December 8, 2003

The Plan

     Pursuant to the requirements of the Securities Act, the Plan Committee of the Civitas BankGroup, Inc. 401(k) Profit Sharing Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Franklin, State of Tennessee, on this 8th day of December, 2003.

CIVITAS BANKGROUP, INC. 401(k) PROFIT SHARING PLAN

By:	Plan Committee for the Civitas BankGroup, Inc. 401(k) Profit Sharing Plan

/s/ Betty Carol Purcell Betty Carol Purcell

/s/ Danny Herron Danny Herron

/s/ Jason Herrington Jason Herrington

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Charter (previously filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2003 and incorporated herein by reference)

4.2	Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2003 and incorporated herein by reference)

5.1	Opinion of Bass, Berry & Sims PLC

23.1	Consent of Crowe Chizek and Company LLC

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)